Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-273353

333-273353-01

PRICING SUPPLEMENT TO THE PROSPECTUS DATED JULY 20, 2023 AND THE PRODUCT PROSPECTUS SUPPLEMENT DATED FEBRUARY 29, 2024

US$4,630,000

Nomura America Finance, LLC

Senior Global Medium-Term Notes, Series A

Fully and Unconditionally Guaranteed by Nomura Holdings, Inc.

Autocallable Contingent Coupon Barrier Notes Linked to the Least Performing of the Russell 2000® Index, the Nasdaq-100 Technology Sector Index and the S&P 500® Index due December 22, 2028

•	Nomura America Finance, LLC is offering the autocallable contingent coupon barrier notes linked to the least performing of the Russell 2000® Index, the Nasdaq-100® Technology Sector Index and the S&P 500® Index (each, a “reference asset” and together, the “reference assets”) due December 22, 2028 (the “notes”) described below. The notes are unsecured securities. All payments on the notes are subject to our credit risk and that of the guarantor of the notes, Nomura Holdings, Inc.

•	Monthly contingent coupon payments at a rate of 1.021% (equivalent to 12.25% per annum), payable if the closing value of each reference asset on the applicable coupon observation date is greater than or equal to 75% of its initial value.

•	Callable quarterly at the principal amount plus the applicable contingent coupon on any call observation date on or after September 21, 2026 if the closing value of each reference asset is at or above its call barrier level.

•	If the notes are not called and the least performing reference asset does not decline by more than 30%, you will receive the principal amount plus the final contingent coupon payment, if payable.

•	If the notes are not called and the least performing reference asset declines by more than 30%, there is full exposure to declines in the least performing reference asset, and you will lose all or a portion of your principal amount at maturity. The reference asset with the lowest reference asset performance is the “least performing reference asset.”

•	Approximately a three year maturity, if not called.

•	The notes will not be listed on any securities exchange.

•	The notes are not ordinary debt securities, and you should carefully consider whether the notes are suited to your particular circumstances.

Investing in the notes involves significant risks, including our and Nomura’s credit risk. You should carefully consider the risk factors under “Additional Risk Factors Specific to Your Notes” beginning on page PS-6 of this pricing supplement, under “Risk Factors” beginning on page 6 in the accompanying prospectus, under “Additional Risk Factors Specific to the Notes” beginning on page PS-18 of the accompanying product prospectus supplement, and any risk factors incorporated by reference into the accompanying prospectus before you invest in the notes.

The estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Nomura Securities International, Inc.) is $979.40 per $1,000 principal amount, which is less than the price to public.

Delivery of the notes will be made against payment therefor on the original issue date specified below.

The notes will be our unsecured obligations. We are not a bank, and the notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

	Price to Public	Agent’s Commission	Proceeds to Issuer
Per Note	100%	0.25%	99.75%
Total	$4,630,000.00	$11,575.00	$4,618,425.00

Nomura Securities International, Inc., acting as the distribution agent, will purchase the notes from us at the price to the public less the agent’s commission. We will pay referral fees of up to 0.50% per $1,000 principal amount in connection with the distribution of the notes to other registered broker-dealers. In no case will the sum of the agent’s commission and referral fees exceed 0.75% per $1,000 principal amount. The price to public, agent’s commission and proceeds to issuer listed above relate to the notes we sell initially. We may decide to sell additional notes after the trade date but prior to the original issue date, at a price to public, agent’s commission and proceeds to issuer that differ from the amounts set forth above, but the agent’s commission will not exceed the amount set forth above and the proceeds to issuer will not be less than the amount set forth above. Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions.

We will use this pricing supplement in the initial sale of the notes. In addition, Nomura Securities International, Inc. or another of our affiliates may use the final pricing supplement in market-making transactions in the notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, the final pricing supplement is being used in a market-making transaction.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

Nomura

December 19, 2025

TERMS OF THE NOTES
Issuer:	Nomura America Finance, LLC (“we” or “us”)
Guarantor:	Nomura Holdings, Inc. (“Nomura”)
Principal Amount:	US$4,630,000
Reference Assets:	The least performing of the Russell 2000® Index (Ticker: RTY) (“RTY”), the Nasdaq-100 Technology Sector Index (Ticker: NDXT)(“NDXT”), and the S&P 500® Index (Ticker: SPX) (“SPX”), (each, a “reference asset” and together, the “reference assets”)
Trade Date:	December 19, 2025
Original Issue Date:	December 24, 2025
Final Valuation Date:	December 19, 2028, subject to postponement as described under “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Stated Maturity Date:	December 22, 2028, unless that date is not a business day, in which case the maturity date will be the next following business day. The actual maturity date for the notes may be different if postponed as described under “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.

Coupon Observation Dates and Coupon Payment Dates:	Coupon Observation Dates		Coupon Payment Dates
	January 20, 2026		January 23, 2026
	February 19, 2026		February 24, 2026
	March 19, 2026		March 24, 2026
	April 20, 2026		April 23, 2026
	May 19, 2026		May 22, 2026
	June 22, 2026		June 25, 2026
	July 20, 2026		July 23, 2026
	August 19, 2026		August 24, 2026
	September 21, 2026	*	September 24, 2026	**
	October 19, 2026		October 22, 2026
	November 19, 2026		November 24, 2026
	December 21, 2026	*	December 24, 2026	**
	January 19, 2027		January 22, 2027
	February 19, 2027		February 24, 2027
	March 19, 2027	*	March 24, 2027	**
	April 19, 2027		April 22, 2027
	May 19, 2027		May 24, 2027
	June 21, 2027	*	June 24, 2027	**
	July 19, 2027		July 22, 2027
	August 19, 2027		August 24, 2027
	September 20, 2027	*	September 23, 2027	**
	October 19, 2027		October 22, 2027
	November 19, 2027		November 24, 2027
	December 20, 2027	*	December 23, 2027	**
	January 19, 2028		January 24, 2028
	February 22, 2028		February 25, 2028
	March 20, 2028	*	March 23, 2028	**
	April 19, 2028		April 24, 2028
	May 19, 2028		May 24, 2028
	June 20, 2028	*	June 23, 2028	**
	July 19, 2028		July 24, 2028
	August 21, 2028		August 24, 2028
	September 19, 2028	*	September 22, 2028	**
	October 19, 2028		October 24, 2028
	November 20, 2028		November 24, 2028
	December 19, 2028 (the Final Valuation Date)		December 22, 2028 (the Stated Maturity Date)

*These coupon observation dates are also call observation dates

**These coupon payment dates are also call settlement dates Each subject to postponement as described under “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.

Contingent Coupon:	If the closing value of each reference asset is greater than or equal to its contingent coupon barrier on a coupon observation date, you will receive the contingent coupon of $10.21 per $1,000 principal amount on the applicable coupon payment date.

If the closing value of any reference asset is less than its contingent coupon barrier on a coupon observation date, the contingent coupon applicable to such coupon observation date will not be payable.

You may not receive any contingent coupon payments over the term of the notes.

Contingent Coupon Rate:	1.021% monthly (equivalent to 12.25% per annum).
Automatic Call Feature:	The notes will be automatically called if the closing value of each reference asset is at or above its call barrier level on any call observation date on or after September 21, 2026. In that case, you will receive a cash payment, per $1,000 principal amount of notes, equal to the principal amount plus the contingent coupon payable on the corresponding call settlement date.
Call Barrier Level:	6,834.50 with respect to SPX, 2,529.425 with respect to RTY, and 12,763.18 with respect to NDXT, each of which is 100.00% of its initial value.
Call Observation Dates:	The applicable coupon observation dates starting on September 21, 2026, as indicated above.
Call Settlement Dates:	The applicable coupon payment dates starting on September 24, 2026, as indicated above.
Payment at Maturity:	Unless the notes are automatically called, on the maturity date, for each $1,000 principal amount of notes, we will pay you the cash settlement amount.
Cash Settlement Amount:

Unless the notes are automatically called, for each $1,000 principal amount, you will receive a cash payment on the maturity date, calculated as follows:

If the final value of the least performing reference asset is greater than or equal to its contingent coupon barrier:

$1,000 + final contingent coupon

If the final value of the least performing reference asset is less than its contingent coupon barrier but greater than or equal to its barrier value:

$1,000

If the final value of the least performing reference asset is less than its barrier value:

$1,000 + ($1,000 × reference asset performance of the least performing reference asset).

If the notes are not called and the final value of the least performing reference asset is less than its barrier value, you will lose up to 100% of the principal amount. Even with any contingent coupons, your return on the notes may be negative in this case.

Least Performing Reference Asset:	The reference asset with the lowest reference asset performance.
Reference Asset Performance:	With respect to each reference asset, the quotient, expressed as a percentage, calculated as follows: final value - initial value initial value
Initial Value:	6,834.50 with respect to SPX, 2,529.425 with respect to RTY, and 12,763.18 with respect to NDXT, each of which was its closing value on the trade date.
Final Value:	For each reference asset, its closing value on the final valuation date.
Contingent Coupon Barrier:	5,125.88 with respect to SPX, 1,897.069 with respect to RTY, and 9,572.39 with respect to NDXT, each of which is 75.00% of the initial value (rounded to two decimal places for the SPX and NDXT and three decimal places for RTY).

Barrier Value:	4,784.15 with respect to SPX, 1,770.598 with respect to RTY, and 8,934.23 with respect to NDXT, each of which is 70.00% of the initial value (rounded to two decimal places for the SPX and NDXT and three decimal places for RTY)..
Denominations:	$1,000 and integral multiples thereof
Defeasance:	Not applicable
Program:	Senior Global Medium-Term Notes, Series A
CUSIP No.:	65541KHP2
ISIN No.:	US65541KHP21
Currency:	U.S. dollars
Calculation Agent:	Nomura Securities International, Inc.
Trustee, Paying Agent and Transfer Agent:	Deutsche Bank Trust Company Americas
Clearance and Settlement:	The Depository Trust Company (“DTC”) (including through its indirect participants Euroclear and Clearstream, as described under “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus)
Minimum Initial Investment Amount:	$1,000
Original Issue Price (Price to Public):	100.00%
Listing:	The notes will not be listed on any securities exchange
Distribution Agent:	Nomura Securities International, Inc.

ADDITIONAL INFORMATION

You should read this pricing supplement together with the prospectus, dated July 20, 2023 (the “prospectus”), and the product prospectus supplement, dated February 29, 2024 (the “product prospectus supplement”), relating to our Senior Global Medium-Term Notes, Series A, of which these notes are a part. In the event of any conflict between the terms of this pricing supplement and the terms of the prospectus or the product prospectus supplement, the terms of this pricing supplement will control.

This pricing supplement, together with the prospectus and the product prospectus supplement, contains the terms of the notes. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the accompanying prospectus, under “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, and under “Additional Risk Factors Specific to Your Notes” beginning on page PS-6 of this pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This pricing supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

You may access the prospectus and the product prospectus supplement on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows:

•      Prospectus dated July 20, 2023:

https://www.sec.gov/Archives/edgar/data/1383951/000110465923082805/tm2320650-3_424b3.htm

•     Product Prospectus Supplement dated February 29, 2024:

https://www.sec.gov/Archives/edgar/data/1163653/000110465924029404/tm247408-1_424b3.htm

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in the notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus and under “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement. You should carefully consider whether the notes are suited to your particular circumstances. The notes are not secured debt.

Please note that in this section entitled “Additional Risk Factors Specific to Your Notes,” references to “holders” mean those who own notes registered in their own names, on the books that we, Nomura or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

We urge you to read all of the following information about some of the risks associated with the notes, together with the other information in this pricing supplement, the accompanying prospectus and the accompanying product prospectus supplement before investing in the notes.

Risks Relating to the Structure or Features of the Notes

The Notes Do Not Guarantee Any Return of Principal and You May Lose All of Your Principal Amount.

The notes do not guarantee any return of principal. The notes differ from ordinary debt securities in that we will not pay you 100% of the principal amount of your notes if the notes are not called and the final value of any reference asset is less than its barrier value. In this case, the payment at maturity you will be entitled to receive will be less than the principal amount and you will lose 1% of the principal amount of your notes for every 1% that the final value of the least performing reference asset is less than its initial value. You may lose up to 100% of your investment at maturity. Even with any contingent coupons received prior to maturity, your return on the notes may be negative in this case.

The Amount Payable on The Notes is Not Linked to The Values of The Reference Assets At Any Time Other Than The Coupon Observation Dates, Including The Final Valuation Date.

The payments on the notes will be based on the closing value of each reference asset on the coupon observation dates, including the final valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the least performing reference asset is greater than or equal to its contingent coupon barrier during the term of the notes other than on a coupon observation date but then decreases on a coupon observation date to a value that is less than its contingent coupon barrier, the contingent coupon will not be payable for the relevant monthly period. Similarly, if the notes are not called, even if the value of the least performing reference asset is greater than or equal to its barrier value during the term of the notes other than on the final valuation date but then decreases on the final valuation date to a value that is less than its barrier value, the payment at maturity will be less, possibly significantly less, than it would have been had the payment at maturity been linked to the value of the least performing reference asset prior to such decrease. Although the actual value of the least performing reference asset on the maturity date or at other times during the term of the notes may be higher than its value on the coupon observation dates, whether each contingent coupon will be payable and the payment at maturity will be based solely on the closing value of the least performing reference asset on the applicable coupon observation dates.

You May Not Receive Any Contingent Coupons.

We will not necessarily make periodic coupon payments on the notes. If the closing value of any reference asset on a coupon observation date is less than its contingent coupon barrier, we will not pay you the contingent coupon applicable to that coupon observation date. If on each of the coupon observation dates, the closing value of any reference asset is less than its contingent coupon barrier, we will not pay you any contingent coupons during the term of, and you will not receive a positive return on, the notes. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on the notes.

Your Return on The Notes Is Limited To The Principal Amount Plus The Contingent Coupons, If Any, Regardless of Any Appreciation in The Value of Any Reference Asset.

You will not participate in any appreciation of the reference assets. In addition to any contingent coupon payments received prior to maturity, for each $1,000 principal amount, you will receive $1,000 at maturity plus the final contingent coupon if the final value of the least performing reference asset is equal to or greater than its contingent coupon barrier, regardless of any appreciation in the value of any reference asset, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a security, the return of which was directly linked to the performance of any reference asset during the term of the notes.

The Notes May Be Called Prior to The Maturity Date.

If the notes are called early, the holding period over which you may receive coupon payments could be as little as approximately nine months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to the maturity date.

Since the Notes Are Linked to the Performance of More Than One Reference Asset, You Will Be Fully Exposed to the Risk of Fluctuations in the Value of Each Reference Asset.

Since the notes are linked to the performance of more than one reference asset, the notes will be linked to the individual performance of each reference asset. Because such notes are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the value of each reference asset. For example, in the case of notes linked to a basket, the return would depend on the aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component. However, in the case of notes linked to the performance of more than one reference asset, the individual performance of each of the reference assets would not be combined to calculate your return and the depreciation of any reference asset would not be mitigated by the appreciation of the other reference assets. Instead, your return would depend on the least performing reference asset.

Because the Notes Are Linked to the Performance of the Least Performing Reference Asset, You are Exposed to Greater Risks of Sustaining a Significant Loss on Your Investment Than if the Notes Were Linked to Just One Reference Asset.

The risk that you will suffer a significant loss on your investment is greater if you invest in such notes as opposed to substantially similar securities that are linked to the performance of just one reference asset. With multiple reference assets, it is more likely that the value of one of the reference assets will be below its contingent coupon barrier on a coupon observation date or its barrier value on the final valuation date, than if the notes were linked to only one reference asset. Therefore, it is more likely that you will not receive any contingent coupon payments and will suffer a significant loss on your investment.

Higher Contingent Coupon Rates or Lower Barrier Values Are Generally Associated With a Reference Asset With Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss.

"Volatility" refers to the frequency and magnitude of changes in the value of a reference asset. The greater the expected volatility with respect to a reference asset on the trade date, the higher the expectation as of the trade date that the value of the reference asset could close below its contingent coupon barrier on a coupon observation date or its barrier value on the final valuation date, indicating a higher expected risk of non-payment of contingent coupons or loss on the notes. This greater expected risk will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower barrier value, a lower contingent coupon barrier or a higher contingent coupon rate) than for similar securities linked to the performance of a reference asset with a lower expected volatility as of the trade date. You should therefore understand that a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, a relatively lower barrier value may not necessarily indicate that the notes have a greater likelihood of a repayment of principal at maturity. The volatility of a reference asset can change significantly over the term of the notes. The value of the reference asset for your notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the reference asset and the potential to lose some or all of your principal at maturity and to not receive any contingent coupons.

Risks Relating to the Reference Assets

Changes That Affect the Reference Assets May Affect the Value of the Reference Assets and the Market Value of the Notes and the Amount You Will Receive on the Notes and the Amount You Will Receive at Maturity.

The policies of the reference asset sponsors of the reference assets concerning additions, deletions and substitutions of the stocks included in the reference assets, and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of the reference assets. The policies of the reference asset sponsors with respect to the calculation of the reference assets could also affect the value of the reference assets. The reference asset sponsors may discontinue or suspend calculation or dissemination of the reference assets. Any such actions could affect the value of the reference assets and the value of and the return on the notes.

An Investment In the Notes Is Subject to Small-capitalization Risks.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products or services. Any of these factors may adversely affect the performance of the RTY and consequently, the return on the notes.

An Investment In the Notes is Subject to Risks Relating to Companies Engaged In the Technology Sector.

The securities included in the NDXT are concentrated in the technology sector. Market or economic factors impacting technology companies and companies that rely heavily on technological advances could have a major effect on the level of the NDXT. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both in the U.S. and internationally. Stocks of technology companies and companies that rely heavily on technology tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.

Non-U.S. Securities Risk.

Some of the equity securities included in the NDXT are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Tax Risks

The Tax Treatment of the Notes Is Uncertain.

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your own tax situation. See “U.S. Federal Income Tax Considerations” in the prospectus and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement.

General Risk Factors

You Are Subject to Nomura’s Credit Risk, and the Value of Your Notes May Be Adversely Affected by Negative Changes in the Market’s Perception of Nomura’s Creditworthiness

By purchasing the notes, you are making, in part, a decision about Nomura’s ability to pay you the amounts you are owed pursuant to the terms of your notes. Substantially all of our assets consist of loans to and other receivables from Nomura and its subsidiaries. Our obligations under your notes are guaranteed by Nomura. Therefore, as a practical matter, our ability to pay you amounts we owe on the notes is directly or indirectly linked solely to Nomura’s creditworthiness. In addition, the market’s perception of Nomura’s creditworthiness generally will directly impact the value of your notes. If Nomura becomes or is perceived as becoming less creditworthy following your purchase of notes, you should expect that the notes will decline in value in the secondary market, perhaps substantially. If you sell your notes in the secondary market in such an environment, you may incur a substantial loss.

The Estimated Value of Your Notes at the Time the Terms of Your Notes Were Set on the Trade Date (as Determined by Reference to Our Affiliates’ Pricing Models) Is Less Than the Original Issue Price of Your Notes.

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes were set on the trade date, as determined by reference to our affiliates’ pricing models. After the trade date, the estimated value, as determined by reference to these pricing models, may be affected by changes in market conditions, our and Nomura’s creditworthiness and other relevant factors. If Nomura Securities International, Inc. buys or sells your notes, it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Nomura Securities International, Inc. will buy or sell your notes at any time also will reflect, among other things, its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes were set on the trade date, our affiliates’ pricing models considered certain variables, including principally Nomura’s internal funding rates, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. In addition, our internal funding rate used in our affiliates’ pricing models generally results in a higher estimated value of your notes than would result if we estimated the value using our credit spreads for our conventional fixed rate debt. As a result, the actual value you would receive if you sold your notes in the secondary market may differ, possibly even materially, from the estimated value of your notes that we determined by reference to our affiliates’ pricing models as of the time the terms of your notes were set on the trade date due to, among other things, any differences in pricing models, third-parties’ use of our credit spreads in their models, or assumptions used by other market participants.

The difference between the estimated value of your notes as of the time the terms of your notes were set on the trade date and the original issue price is a result of certain factors, including principally the agent’s commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to our affiliates and the amounts our affiliates pay to us in connection with their agreement to hedge our obligations on your notes. These costs will be used or retained by us or one of our affiliates, except for agent’s commissions paid to unaffiliated distributors.

If We Were to Repurchase Your Notes Immediately After the Original Issue Date, the Price You Receive May Be Higher Than the Estimated Value of The Notes.

Assuming that all relevant factors remain constant after the original issue date, the price at which we may initially buy or sell the notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the estimated value on the trade date for a temporary period expected to be approximately 1 month after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the notes and any agreement we may have with the distributors of the notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

Because Nomura Is a Holding Company, Your Right to Receive Payments on Nomura’s Guarantee of the Notes Is Subordinated to the Liabilities of Nomura’s Other Subsidiaries

The ability of Nomura to make payments, as guarantor, on the notes, depends upon Nomura’s receipt of dividends, loan payments and other funds from subsidiaries. In addition, if any of Nomura’s subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets, and Nomura’s rights and the rights of Nomura’s creditors, including your rights as an owner of the notes, will be subject to that prior claim.

Nomura’s subsidiaries are subject to various laws and regulations that may restrict Nomura’s ability to receive dividends, loan payments and other funds from subsidiaries. In particular, many of Nomura’s subsidiaries, including its broker-dealer subsidiaries, are subject to laws and regulations, including regulatory capital requirements, that authorize regulatory bodies to block or reduce the flow of funds to the parent holding company, or that prohibit such transfers altogether in certain circumstances. For example, Nomura Securities Co., Ltd., Nomura Securities International, Inc., Nomura International plc and Nomura International (Hong Kong) Limited, Nomura’s main broker-dealer subsidiaries, are subject to regulatory capital requirements that could limit the transfer of funds to Nomura. These laws and regulations may hinder Nomura’s ability to access funds needed to make payments on Nomura’s obligations.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Assets

In the ordinary course of business, Nomura or any of its affiliates may have expressed views on expected movements in the reference assets, and may do so in the future. These views or reports may be communicated to Nomura’s clients and clients of its affiliates. However, any such views are and will be subject to change from time to time. Moreover, other professionals who deal in markets relating to the reference assets may at any time have significantly different views from those of Nomura or its affiliates. For these reasons, you are encouraged to derive information concerning the reference assets from multiple sources, and you should not rely on any of the views that may have been expressed or that may be expressed in the future by Nomura or any of its affiliates. Neither the offering of the notes nor any view which Nomura or any of its affiliates from time to time may express in the ordinary course of business constitutes a recommendation as to the merits of an investment in the notes or any of the component securities.

Your Return May Be Lower Than the Return on Other Debt Securities of Comparable Maturity

Any contingent coupons payable on your notes may represent a return that is below the prevailing market rate for other debt securities of comparable maturity that are not linked to a reference asset. Consequently, unless the cash settlement amount you receive on the maturity date substantially exceeds the amount you paid for your notes, the overall return you earn on your notes could be less than what you would have earned by investing in non–underlier-linked debt securities that bear interest at prevailing market rates. For example, your return may be less than the return you would earn if you bought a traditional interest-bearing debt security with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Historical Performance of the Reference Assets Should Not Be Taken as an Indication of Its Future Performance.

The historical levels of the reference assets included in this pricing supplement should not be taken as an indication of its future performance. Changes in the levels of the reference assets will affect the market value of the notes, but it is impossible to predict whether the levels of the reference assets will rise or fall during the term of the notes. The levels of the reference assets will be influenced by complex and interrelated political, economic, financial and other factors.

Our or Our Affiliates’ Hedging and Trading Activities May Adversely Affect the Market Value of the Notes.

As described under “Use of Proceeds and Hedging” in the accompanying product prospectus supplement, we or one or more of our affiliates may hedge our obligations under the notes by entering into transactions involving purchases of futures and/or other derivative instruments linked to the reference assets. We also expect that we or one or more of our affiliates will adjust these hedges by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to any of the foregoing, at any time and from time to time, and unwind the hedge by selling any of the foregoing on or before the final valuation date for the notes or in connection with the redemption of the notes. Our or our affiliates’ hedging activities may result in our or our affiliates’ receiving a substantial return on these hedging activities even if your investment in the notes results in a loss to you. These hedging activities could adversely affect the levels of the reference assets and, therefore, the market value of the notes and the cash settlement amount payable on the notes.

We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the reference assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes and the cash settlement amount payable on the notes.

We or one or more of our affiliates may also engage in business with the component securities issuers or trading activities related to the component securities, which may present a conflict of interest between us (or our affiliates) and you.

There Are Potential Conflicts of Interest between You and the Calculation Agent and between You and Our Other Affiliates.

The calculation agent will make important determinations as to the notes. Among other things, the calculation agent will determine the applicable closing values of the reference assets. We have initially appointed our affiliate, Nomura Securities International, Inc., to act as the calculation agent. We may change the calculation agent after the original issue date without notice to you. For a fuller description of the calculation agent’s role, see “General Terms of the Notes— Role of Calculation Agent” in the accompanying product prospectus supplement. The calculation agent will exercise its judgment when performing its functions and will make any determination required or permitted of it in its sole discretion. For example, the calculation agent may have to determine whether a market disruption event affecting a reference asset has occurred and may also have to determine its closing value in such case. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent may also have to select a substitute index if a reference asset is discontinued. All determinations by the calculation agent are final and binding on you absent manifest error. Since this determination by the calculation agent will affect the cash settlement amount payable on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind, and the cash settlement amount payable on your notes may be adversely affected. In addition, if the calculation agent determines that a market disruption event has occurred, it can postpone any relevant valuation date, which may have the effect of postponing the maturity date. If this occurs, you will receive the cash settlement amount, if any, after the originally scheduled stated maturity date but will not receive any additional payment or any interest on such postponed cash settlement amount.

We or our affiliates may have other conflicts of interest with holders of the notes. See “Additional Risk Factors Specific to the Notes—Our or Our Affiliates’ Business Activities May Create Conflicts of Interest” in the accompanying product prospectus supplement.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.

The notes will not be listed on any securities exchange, and there may be little or no secondary market for the notes. Nomura Securities International, Inc. and other affiliates of ours currently intend to make a market for the notes, although they are not required to do so. Nomura Securities International, Inc. or any other affiliate of ours may stop any such market-making activities at any time. Even if a secondary market for the notes develops, it may not provide significant liquidity and the notes may not trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

If you sell your notes before the maturity date, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses.

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the reference assets relative to its initial value. We cannot predict the closing value of the reference assets on any coupon observation date, including the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the reference assets or the return on the notes.

The table and examples below illustrate how the cash settlement amount would be calculated with respect to a $1,000 investment in the notes, given a range of hypothetical performances of the least performing reference asset. The hypothetical returns on the notes below are numbers, expressed as percentages, that result from comparing the cash settlement amount per $1,000 principal amount to $1,000. The potential returns described below assume that the notes have not been automatically called prior to maturity and are held to maturity, and are calculated excluding any contingent coupon payments paid prior to maturity. The numbers appearing in the following table and examples may have been rounded for ease of analysis. The following table and examples assume the following. These are not the actual terms of the notes and the notes’ terms may be more or less favorable than those shown in the following table and examples:

🞂	Principal amount:	$1,000
🞂	Hypothetical initial value of the least performing reference asset:	1,000.00
🞂	Hypothetical call barrier level of the least performing reference asset:	1,000.00 (100.00% of its hypothetical initial value)
🞂	Hypothetical barrier value of the least performing reference asset:	700.00 (70.00% of its hypothetical initial value)
🞂	Hypothetical contingent coupon barrier of the least performing reference asset:	750.00 (75.00% of its hypothetical initial value)
🞂	Contingent coupon rate:	1.021% monthly (equivalent to 12.25% per annum)

Hypothetical Final Value of the Least Performing Reference Asset	Hypothetical Reference Asset Performance of the Least Performing Reference Asset	Hypothetical Cash Settlement Amount	Hypothetical Return on the Notes (Excluding Any Contingent Coupons Paid Prior to Maturity)
2,000.00	100.00%	$1,010.21 (1)	1.021%
1,500.00	50.00%	$1,010.21	1.021%
1,250.00	25.00%	$1,010.21	1.021%
1,000.00(2)	0.00%	$1,010.21	1.021%
900.00	-10.00%	$1,010.21	1.021%
750.00(3)	-25.00%	$1,010.21	1.021%
720.00	-28.00%	$1,000.00	0.000%
700.00(4)	-30.00%	$1,000.00	0.000%
699.90	-30.01%	$699.90	-30.010%
400.00	-60.00%	$400.00	-60.000%
300.00	-70.00%	$300.00	-70.000%
250.00	-75.00%	$250.00	-75.000%
0.00	-100.00%	$0.00	-100.000%

(1)	The cash settlement amount will not exceed the principal amount plus the final contingent coupon.
(2)	The hypothetical initial value of $1,000.00 used in these examples has been chosen for illustrative purposes only. The actual initial values of the reference assets are set forth under ‘Terms of the Notes”.
(3)	This is the hypothetical contingent coupon barrier of the least performing reference asset.
(4)	This is the hypothetical barrier value of the least performing reference asset.

The following examples indicate how the cash settlement amount would be calculated with respect to a hypothetical $1,000 investment in the notes assuming that the notes have not been automatically called prior to maturity and are held to maturity.

Example 1: The reference asset performance of the least performing reference asset is 50.00%.

Because the final value of the least performing reference asset is greater than or equal to its contingent coupon barrier, the cash settlement amount would be $1,010.21 per $1,000 principal amount, calculated as follows:

$1,000 + final contingent coupon

= $1,000 + ($1,000 × 1.021%)

= $1,010.21

Example 1 shows that the cash settlement amount will be fixed at the principal amount plus the final contingent coupon when the final value of the least performing reference asset is at or above its contingent coupon barrier, regardless of the extent to which the price of the least performing reference asset increases.

Example 2: The reference asset performance of the least performing reference asset is -10.00%.

Because the final value of the least performing reference asset is greater than or equal to its contingent coupon barrier, the cash settlement amount would be $1,010.21 per $1,000 principal amount, calculated as follows:

$1,000 + final contingent coupon

= $1,000 + ($1,000 × 1.021%)

= $1,010.21

Example 2 shows that the cash settlement amount will equal the principal amount plus the final contingent coupon when the final value of the least performing reference asset is at or above its contingent coupon barrier, although the price of the least performing reference asset has decreased moderately.

Example 3: The reference asset performance of the least performing reference asset is -28.00%.

Because the final value of the least performing reference asset is greater than or equal to its barrier value but less than its contingent coupon barrier, the cash settlement amount would be $1,000.00 per $1,000 principal amount (a zero return).

Example 3 shows that the cash settlement amount will equal the principal amount when the final value of the least performing reference asset is at or above its barrier value but less than its contingent coupon barrier, because the price of the least performing reference asset has decreased to less than the contingent coupon barrier but not to less than the barrier value.

Example 4: The reference asset performance of the least performing reference asset is -75.00%.

Because the final value of the least performing reference asset is less than its barrier value, the cash settlement amount would be $250.00 per $1,000 principal amount, calculated as follows:

$1,000 + ($1,000 × reference asset performance of the least performing reference asset)

= $1,000 + ($1,000 × -75.00%)

= $250.00

Example 4 shows that you are exposed on a 1-to-1 basis to any decrease in the price of the least performing reference asset from its initial value if its final value is less than its barrier value. You may lose up to 100% of your principal amount at maturity. Even with any contingent coupons, the return on the notes could be negative.

These examples illustrate that you will not participate in any appreciation of any reference asset, but will be fully exposed to a decrease in the least performing reference asset if the notes are not called and the final value of the least performing reference asset is less than its barrier value, even if the final values of the other reference assets have appreciated or have not declined below their respective barrier values.

THE REFERENCE ASSETS

Description of the RTY

FTSE Russell Publishes the RTY

The RTY is an index calculated, published, and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies determined by FTSE Russell to be part of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and form a part of the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization.

The RTY consists of the smallest 2,000 companies, by market capitalization, included in the Russell 3000® Index. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. The inception date of the RTY is January 1, 1984. Members of the RTY are determined each year during annual reconstitution and enhanced quarterly with the addition of initial public offerings (IPOs). The RTY is a subset of the Russell U.S. indices.

Defining Eligible Securities

All companies that are determined to be part of the U.S. equity market under FTSE Russell’s country-assignment methodology are included in the Russell U.S. indices. If a company is incorporated in, has a stated headquarters location in, and also trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), the company is assigned to the equity market of its country of incorporation. If any of the three do not match, FTSE Russell then defines three Home Country Indicators (“HCI”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by two-year average daily dollar trading volume from all exchanges within a country. Using the HCIs, FTSE Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of the company’s assets matches any of the HCIs, then the company is assigned to its primary asset location. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the primary location of the company’s revenues for the same cross-comparison and will assign the company to the appropriate country in a similar fashion. FTSE Russell uses an average of two years of assets or revenue data for analysis to reduce potential turnover. If conclusive country details cannot be derived from assets or revenue, FTSE Russell assigns the company to the country where its headquarters are located unless the country is a Benefit Driven Incorporation (“BDI”) country; in which case, the company will be assigned to the country of its most liquid stock exchange. Russell lists the following countries as BDIs: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Saint Eustatius, Saint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. If a company is designated as a Chinese “N Share,” it will not be considered for inclusion within the Russell U.S. indices. An “N Share” is a company is incorporated outside of mainland China that trades on the New York Stock Exchange, the Nasdaq exchange or the NYSE American. An N Share will have its headquarters or establishment in mainland China, with a majority of its revenues or assets derived from the People’s Republic of China.

All securities eligible for inclusion in Russell U.S. indices must trade on an eligible U.S. exchange. The eligible U.S. exchanges are: CBOE, NYSE, NYSE American, NASDAQ and ARCA. Bulletin board, pink-sheets, and OTC-traded securities are not eligible for inclusion, including securities for which prices are displayed on the FINRA ADF.

Preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts and trust receipts are not eligible for inclusion in the Russell U.S. indices. Royalty trusts, U.S. limited liability companies, closed-end investment companies, blank-check companies, special-purpose acquisition companies, and limited partnerships are also not eligible for inclusion in the Russell U.S. indices. Business development companies, exchange traded funds and mutual funds are also excluded.

If an eligible company trades under multiple share classes, FTSE Russell will review each share class independently for U.S. index inclusion. Stocks must trade at or above $1.00 (on its primary exchange) on the rank day in May of each year to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing index member’s closing price is less than $1.00 on rank day in May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the 30 days prior to the rank date is equal to or greater than $1.00. If an existing index member does not trade on the rank day in May, it must price at $1.00 or above on another eligible U.S. exchange to remain eligible. A stock added during the quarterly IPO process is considered a new index addition and therefore must have a closing price on its primary exchange at or above $1.00 on the last day of the IPOs eligibility period in order to qualify for index inclusion. Companies with a total market capitalization of less than $30 million are not eligible for inclusion in the Russell U.S. indices. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell U.S. indices.

Annual Reconstitution

Annual reconstitution is the process by which all Russell indices are completely rebuilt. Reconstitution is a vital part of the creation of a benchmark which accurately represents a particular market segment. Companies may get bigger or smaller over time, or periodically undergo changes in their style characteristics. Reconstitution ensures that the companies continue to be correctly represented in the appropriate Russell indices.

On the rank day in May each year, all eligible securities are ranked by their total market capitalization. Total market capitalization is determined by multiplying total outstanding shares by the last price traded on the primary exchange on the rank day in May. All share classes for a company, including unlisted shares, are aggregated and considered total shares outstanding.

Reconstitution occurs on the fourth Friday in June. A full calendar for reconstitution is published each spring.

Eligible IPOs are added to the Russell U.S. indices quarterly to ensure that new additions to the institutional investing opportunity set are reflected in the representative indices. FTSE Russell focuses on IPOs each quarter because it is important to reflect market additions between reconstitution periods. Companies filing an initial public offering registration statement (or the local equivalent when outside the United States) and listing with the same quarter on an eligible U.S. exchange are reviewed for eligibility regardless of previous trading activity (exceptional or unique events may induce extraordinary treatment which will be communicated appropriately); a one month window is used to ensure that companies submitting the requisite filings just outside of the quarter are not excluded from eligibility. Companies currently trading on foreign exchanges or OTC markets will be reviewed for eligibility if: (1) the company files an initial public offering statement for an eligible U.S. exchange; (2) the offering is announced to the market and confirmed by FTSE Russell’s vendors as an IPO; and (3) the security is not currently a member of the Russell Global Index (eligibility and country assignment are reviewed at reconstitution).

Capitalization Adjustments

After membership is determined, a security’s shares are adjusted to include only those shares available to the public, which is often referred to as “free float.” The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in the Russell U.S. indices by their available (also called “float-adjusted”) market capitalization, which is calculated by multiplying the primary closing price by the available shares. Adjustments to shares are reviewed at reconstitution, during quarterly update cycles and for corporate actions such as mergers.

Certain types of shares are considered restricted and removed from total market capitalization to arrive at free float or available market capitalization, such as shares directly owned by State, Regional, Municipal and Local governments (excluding shares held by independently managed pension schemes for governments), shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated, and shares with high shareholding concentration, etc.

Corporate Action-Driven Changes

FTSE Russell adjusts the RTY on a daily basis in response to certain corporate actions and events, both to reflect the evolution of securities and to ensure that the indexes remain highly representative of the U.S. equity market. A company’s membership and its weight in the RTY can be impacted by these corporate actions. FTSE Russell uses a variety of reliable public sources to determine when an action is final, including a company’s press releases and regulatory filings; local exchange notifications; and official updates from other data providers FTSE Russell deems trustworthy. Prior to the completion of a corporate action or event, FTSE Russell estimates the effective date. FTSE Russell will then adjust the anticipated effective date based on public information until the date is considered final.

Depending upon the time an action is determined to be final, FTSE Russell either (1) applies the action before the open on the ex-date or (2) applies the action providing appropriate notice, referred to as a “delayed action.” If FTSE Russell has confirmed the completion of a corporate action, scheduled to become effective subsequent to a rebalance, the event may be implemented in conjunction with the rebalance to limit turnover, provided appropriate notice can be given.

For merger and spin-off transactions that are effective between rank day in May and the business day immediately before the index lock down takes effect prior to annual reconstitution in June, the market capitalizations of the impacted securities are recalculated and membership is reevaluated as of the effective date of the corporate action. For corporate events that occur during the reconstitution lock down period (which take effect from the open on the first day of the lock-down period onwards), market capitalizations and memberships will not be reevaluated. Non index members that have been considered ineligible as of rank day will not be reevaluated in the event of a subsequent corporate action that occurs between rank day and the reconstitution effective date.

If a company distributes shares of an additional share class to its existing shareholders through a mandatory corporate action, FTSE Russell evaluates the additional share class for separate index membership. The new share class will be deemed eligible if the market capitalization of the distributed shares meets minimum size requirement (above the minimum market capitalization breakpoint defined as the smallest member of the Russell 3000E Index from previous rebalance, adjusted for performance to date.) Index membership of additional share classes that are added due to corporate actions will mirror that of the pricing vehicle, as will style and stability probabilities. If the distributed shares of an additional share class do not meet eligibility requirements, they will not be added to the index (the distributed shares may be added to the index temporarily until they are settled and listed to enable index replication).

“No Replacement” Rule: Securities that leave a Russell U.S. index for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in a Russell U.S. index over the year will fluctuate according to corporate activity

To maintain representativeness and maximize the available investment opportunity for index managers, the Russell U.S. indices are reviewed quarterly for updates to shares outstanding and to free floats used within the index calculation. The changes are implemented quarterly, on the third Friday of the month (after the close). The June reconstitution will continue to be implemented on the last Friday of June (unless the last Friday occurs on the 29th or 30th, when reconstitution will occur on the Friday prior).

License Agreement with FTSE Russell

Nomura or one of its affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use the RTY in connection with some products, including the notes.

The Russell 2000® Index is a trademark of FTSE Russell. The notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the RTY is based. FTSE Russell’s only relationship to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY which is determined, composed and calculated by FTSE Russell without regard to us or the notes. FTSE Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the notes. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the notes:

FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTY OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTY OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTY OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing values from January 1, 2020 through December 19, 2025. We obtained the closing values below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

Historical Performance of the RTY

The historical values of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the RTY on any coupon observation date, including the final valuation date.

Description of the NDXT

The Nasdaq-100 Technology Sector Index (“NDXT”) is an equal-weighted, price-return index designed to measure the performance of the technology companies in the Nasdaq-100 Index® (the “NDX”). The NDXT began trading on February 22, 2006 at a base value of 1,000.00. The NDXT is calculated and published by The Nasdaq OMX Group, Inc. Each issuer of a stock in the NDXT is classified as a “technology” company according to the Industry Classification Benchmark ("ICB").

Security Eligibility Criteria

Securities in the NDXT must be included in the NDX. A company must be classified as a “technology” company under the ICB to be eligible for inclusion.

Constituent Weighting

The NDXT is an equal-weighted index. It is rebalanced quarterly such that all issuers within the index are assigned an equal Index market value. For issuers represented by multiple securities, those issuers’ Index market values are equally apportioned across their respective index securities. Index shares are calculated by dividing each index security's resulting index market value by its last sale price. The NDXT is rebalanced by using the last sale prices as of the close of trading on the third Friday in March, June, September and December.

Index Calculation

The value of the NDXT equals the NDXT market value divided by the NDXT divisor. The overall NDXT market value is the aggregate of each NDXT stock's market value, adjusted by the NDXT stock's equal-weighting factor used to assign an equal weight at the previous rebalancing, as may be adjusted for any corporate actions. A NDXT stock's market value is determined by multiplying the last sale price by the number of shares of the index security included in the NDX. If an index security does not trade on the relevant Nasdaq exchange on a given day or the relevant Nasdaq exchange has not opened for trading, the previous index calculation day's closing price for that index security is used. If there is a disruption in trading for an index security during the trading day, the most recent last sale price is used until trading resumes.

Index Maintenance

Deletion Policy

If a component of the NDXT is removed from the NDX for any reason, it is also removed from the NDXT at the same time.

Replacement Policy

When a component of the NDX that is classified as Technology according to ICB is removed from the NDX, it is also removed from the NDXT. As such, if the replacement company being added to the NDX is classified as Technology according to ICB, it is added to the NDXT and will assume the weight of the removed company on the index effective date.

When a component of the NDX that is not classified as Technology according to ICB is removed and the replacement company being added to the NDX is classified as Technology according to ICB, the replacement company is considered for addition to the NDXT at the next quarterly rebalance.

When a component of the NDX that is classified as Technology according to ICB is removed from the NDX and the replacement company being added to the NDX is not classified as Technology according to ICB, the company is removed from the NDXT and the divisor of the NDXT is adjusted to ensure index continuity.

Additions Policy

If a security is added to the NDX for any reason, it may be added to the NDXT at the same time.

Corporate Actions

In the interim periods between scheduled index reconstitution and rebalance events, individual index securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the index.

Index Share Adjustments

Other than as a direct result of corporate actions, the NDXT does not normally experience share adjustments between scheduled index rebalance and reconstitution events.

Description of the NDX

Nasdaq, Inc. Publishes the NDX

The NDX is an index that is calculated, maintained and published by Nasdaq, Inc., and is designed to measure the performance of 100 of the largest Nasdaq listed non-financial stocks. The NDX is a “price return” index and is calculated using a modified market capitalization-weighted methodology. Additional information about the Nasdaq-100 Index® (including the top ten constituent stocks and weights and sector weights) is available on the following website: indexes.nasdaqomx.com/Index/Overview/NDX. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Security Eligibility Criteria

To qualify for index inclusion, securities must meet the following Security Eligibility Criteria which are applied as of the reconstitution reference date.

Eligible security types include common stocks, tracking stocks, and American depositary receipts, including New York registry shares. Real estate investment trusts, special purpose acquisition companies and “when-issued” securities are not eligible.

Multiple classes of securities issued by the same company are each eligible, subject to meeting all other security eligibility criteria.

For constituent selection and weighting purposes, the market capitalization of each company is the combined market capitalization of all eligible share classes. Unless otherwise noted, unlisted share classes are ineligible and will not be considered in the calculation of a company’s market capitalization. To be eligible for index inclusion, a company’s primary US listing must be listed exclusively on the Nasdaq Global Select Market or the Nasdaq Global Market. To be eligible, a company must not be classified as being in the financial industry according to the Industry Classification Benchmark, a product of FTSE International Limited that is used under license.

Companies classified as being in the real estate industry, according to the Industry Classification Benchmark, are eligible unless organized as a real estate investment trust.

There is no minimum or maximum market capitalization criterion, although the security selection process is based in part on a ranking of companies by market capitalization. A security must have a three-month average daily traded value of at least $5 million (USD).

To be eligible for initial index inclusion, a security must have been listed and available for trading on an eligible exchange for at least three full calendar months, not including the month of initial listing. For seasoning purposes, eligible exchanges include Nasdaq (Nasdaq Global Select Market, Nasdaq Global Market, or Nasdaq Capital Market), NYSE, NYSE American and CBOE BZX. Seasoning eligibility is determined as of the constituent selection reference date and includes that month, therefore:

•	To be considered for inclusion at the annual December reconstitution, a security must have been listed and available for trading on an eligible exchange no later than the last business day of August, with seasoning occurring over the months of September, October, and November.

•	To be considered for inclusion as a replacement, a security must be seasoned by the last day of the month preceding the replacement event. For example, if a replacement event were to occur in July, the required seasoning period would include all of April, May, and June.

The trading history of a special purpose acquisition company prior to its combination with an operating company will not count towards satisfying the seasoning requirement, regardless of whether the special purpose acquisition company is determined to be the acquirer or the target in the transaction.

Any security that is already a member of the NDX, including those added as the result of a spin-off event, will be exempt from the seasoning requirement. A security must have a free float of at least 10%.

Companies that have filed for bankruptcy, or equivalent protection from creditors, will not be considered for initial inclusion in the NDX.

A company that has entered into a definitive agreement or other arrangement that is expected to make it ineligible will not be considered for initial inclusion in the NDX. Such agreements and arrangements include, but are not limited to:

•	An agreement to be purchased by another entity or to become privately owned.

•	A plan to delist or to transfer to an ineligible exchange.

•	A plan to reorganize as an ineligible security type.

•	A decision to liquidate or otherwise permanently cease operations.

Constituent Selection

A reconstitution is conducted on an annual basis, at which time all eligible companies are ranked based on market capitalization, as of the reconstitution reference date.

The market capitalization of each company is the combined market capitalization of all eligible share classes. For inclusion purposes, the market capitalization of an American depositary receipt will normally be determined based on the depositary shares outstanding, as reported by the depositary banks. This means that a non-US company represented by an American depositary receipt may be considered for inclusion in the NDX at less than its full global market capitalization. Notwithstanding the foregoing, an American depositary receipt that serves as a company’s primary global listing (i.e., the underlying shares are not listed or available for trading elsewhere) will be considered for inclusion based on its full global market capitalization, in the same manner as a direct listing.

1.	Once ranked, companies are selected for index inclusion based on the following order of criteria: The top 75 ranked companies are selected for inclusion in the NDX.

2.	Any other companies that were members of the NDX as of the reconstitution reference date and are ranked within the top 100 ranked companies are also selected for inclusion in the NDX.

3.	If fewer than 100 companies are selected based on the first two criteria, then the remaining positions will first be filled, in rank order, by companies currently in the NDX as of the reconstitution reference date, which are ranked in positions 101-125, as long as they were:

a.	ranked in the top 100 as of the reference date of the previous reconstitution, or

b.	added as a replacement since the previous reconstitution, or

c.	added as the result of a spinoff event since the previous reconstitution.

4.	If fewer than 100 companies are selected based on the first three criteria, the remaining positions will be filled, in rank order, by any companies ranked in the top 100 that were not already members of the NDX as of the reconstitution reference date.

Constituent Weighting

Constituent Weighting Scheme

The NDX employs a modified capitalization weighting scheme.

Constituent Weighting Process

The quarterly weight process uses company-level weights, which are derived using the price and total shares outstanding (“TSO”) of each security, as of the rebalance reference date. For any company represented by more than one eligible share class, the company weight is the combined weight of the eligible securities representing its share classes. All American depositary receipt securities selected for index inclusion will have their weights assigned according to the market capitalization of the depositary shares outstanding, as reported by the depositary banks.

For quarterly rebalances in March, June, and September, index shares for each security are adjusted by the percentage change in that company’s TSO since the previous TSO update. Following those adjustments, the resulting company weights are evaluated based on two constraints:

•	No company’s weight may exceed 24%.

•	The aggregate weight of the companies whose weights exceed 4.5% may not exceed 48%.

If neither constraint is violated, then no further adjustments are made, and the quarterly constituent weighting process is complete.

Only in cases where either or both of the constraints above are violated, or when the quarterly rebalance coincides with the annual reconstitution (i.e., December), quarterly weight adjustments are made according to a two-stage adjustment process described below. This process uses the price and TSO of each security, as of the rebalance reference date, to derive the initial company-level weights.

Stage 1 adjustment. If no company’s initial weight exceeds 24% of the NDX, initial weights are used as Stage 1 weights without adjustment. Otherwise, initial weights are adjusted such that no company’s weight may exceed 20% of the NDX.

Stage 2 adjustment. If the aggregate weight of the companies whose Stage 1 weights exceed 4.5% does not exceed 48%, Stage 1 weights are used as the final weights. Otherwise, Stage 1 weights are adjusted such that:

•	The aggregate weight of the companies whose Stage 1 weights exceeded 4.5% is set to 40%.

•	Companies with Stage 1 weights below 4.5% may also have their weights adjusted to preserve the initial rank order of all companies.

If the two-stage process results in a violation of the weighting constraints as previously detailed in his section, then the process is repeated until the company weights meet the constraints.

Annual Weight Adjustment

The annual reconstitution employs an additional two-stage weight adjustment using security-level constraints. For any company with more than one eligible share class, the securities representing those share classes are considered separately.

Final security weights from the quarterly weight adjustment are used as the initial security weights for the annual weight adjustment process.

Stage 1 adjustment. If no security’s initial weight exceeds 15%, initial weights are used as Stage 1 weights. Otherwise, initial weights are adjusted such that no security’s weight may exceed 14% of the NDX.

Stage 2 adjustment. If the aggregate weight of the securities with the five largest Stage 1 weights does not exceed 40%, Stage 1 weights are used as final weights. Otherwise, Stage 1 weights are adjusted such that:

•	The aggregate weight of the securities with the five largest Stage 1 weights is set to 38.5%.

•	In order to preserve the initial rank order of the securities, the final index weight of any security outside the five largest will be capped at the lesser of 4.4% or the weight of the fifth largest security.

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If the two-stage process results in a violation of the weighting constraints as previously detailed in this section, then the process is repeated until the security weights meet the constraints.

NDX Calculation

The discussion below describes the “price return” calculation of the Nasdaq-100 Index®. As compared to the gross total return or net total return versions of the NDX, the price return version is ordinarily calculated without regard to ordinary cash dividends on the NDX stocks. However, all NDX calculations reflect special cash dividends.

The NDX is a modified market capitalization-weighted index. The value of the Nasdaq- 100 Index® equals the NDX market value divided by the NDX divisor. The overall NDX market value is the aggregate of each NDX stock’s market value, as may be adjusted for any corporate actions. A NDX stock’s market value is determined by multiplying the last sale price by the number of shares of the index security included in the NDX. In other words, the value of the

NDX is equal to (i) the sum of the products of (a) the index shares of each of the NDX stocks multiplied by (b) each such stock’s last sale price (adjusted for corporate actions, if any), divided by (ii) the divisor of the NDX.

The price return NDX divisor is calculated as the ratio of (i) the start of day market value of the NDX divided by (ii) the previous day NDX value.

If an index security does not trade on the relevant Nasdaq exchange on a given day or the relevant Nasdaq exchange has not opened for trading, the previous index calculation day’s closing price for index security (adjusted for corporate actions occurring prior to market open on the current day, if any) is used. If an index security is halted during the trading day, the most recent last sale price is used until trading resumes. For securities where the Nasdaq Stock Market is the relevant Nasdaq exchange, the last sale price may be the Nasdaq Official Closing Price when it is closed.

Index Calendar

Reconstitution Frequency	Annually
Rebalance Frequency	Quarterly
Reconstitution Reference Dates	Last trading day of November
Reconstitution Announcement Dates	After the close on the second Friday in December
Reconstitution Effective Dates	At market open on the first trading day following the third Friday in December
Rebalance Reference Dates	Last trading day of February, May, August, and November, respectively
Rebalance Announcement Dates	After the close on the second Friday in March, June, September, and December
Rebalance Effective Dates	At market open on the first trading day following the third Friday in March, June, September, and December

A special rebalance may be triggered, if either of the following weighting restrictions are violated, based on end-of-day values:

•	No company’s weight may exceed 24%.

•	The aggregate weight of the companies whose weights exceed 4.5% may not exceed 48%.

Notice of a special rebalance, including the effective date and reference date, will be published in advance through the normal channels, and will follow the quarterly update process described in the constituent weighting section.

The NDX is calculated Monday through Friday, except on days when the US markets are closed.

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The NDX is calculated during the trading day based on the last sale price and are disseminated once per second from 09:30:01 to 17:16:00 ET. The closing value of the NDX may change up until 17:15:00 ET due to corrections to the last sale price of the index securities.

Index Maintenance

Deletion Policy

If, at any time, it is determined that an index security is ineligible for continued inclusion, it will be removed as soon as practicable. Advanced notice of an index security deletion, including the effective date, will be announced through the normal channels. Criteria for security removal include, but are not limited to:

•	Delisting or transferring to an ineligible exchange.

•	Reorganizing as an ineligible security type (e.g., a real estate investment trust).

•	Reclassification as a financial company, according to the ICB.

•	Involvement in a merger, acquisition, or other major corporate event that would make continued inclusion impossible, impractical, or inappropriate.

•	Failure to maintain a weight of at least 0.10% for two consecutive month ends. Any security that fails to maintain a weight of at least 0.10% for two consecutive month-ends will be replaced, subject to the availability of a replacement security with a larger market capitalization. If no such security is available, the incumbent security will remain in the NDX until a suitable replacement can be identified. If its weight increases to above 0.10% before a suitable replacement security is designated, then the incumbent security will not be replaced. This situation will be evaluated at the end of each calendar month.

•	For a security added to the NDX as the result of a spin-off event, failure to establish a weight of at least 0.10% at the end of its second day of regular-way trading as an index member.

•	Declaring bankruptcy, liquidating, or otherwise permanently ceasing operations.

In circumstances where it is not possible to provide sufficient advanced notification of the removal event and/or the identity of a replacement, the security being removed may be persisted in the NDX at its last sale price, or at an appropriate “deal price”, until the effective date of the replacement company’s entry into the NDX. In such cases, a temporary placeholder security may be utilized, and will be denoted by adding a dollar sign to the beginning and end of the security’s ticker symbol.

Securities that are added to the NDX as the result of a spin-off event are normally maintained in the NDX, subject to the removal criteria specified above. Those that are not immediately removed may be removed at a later date to protect the integrity of the NDX, for example, if a spun-off security demonstrates liquidity characteristics that diverge materially from the security eligibility criteria.

Replacement Policy

Other than at the index reconstitution, except for spin-offs, additions to the NDX occur only when there is a deletion that requires replacement. The company with the largest market capitalization that meets all eligibility criteria as of the prior month-end, and which is not already an index member, will replace the deleted company.

For companies represented by more than one share class, the company will only be considered deleted when all its share classes have been removed from the NDX. If a security is removed, but other securities representing the same company remain in the NDX, a replacement event will not be triggered.

A security that was added to the NDX as the result of a spin-off event, and then removed before the next reconstitution, will not be replaced.

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For pending deletions set to occur soon after a reconstitution and/or rebalance effective date, the removal may be accelerated to occur in conjunction with the reconstitution and/or rebalance event.

Corporate Actions

In the periods between scheduled index reconstitution and rebalancing events, individual index securities may be subject to a variety of corporate actions and events that require maintenance and adjustments to the NDX.

At the quarterly rebalancing, no changes are made to the NDX from the previous month end until the quarterly share change effective date, with the exception of corporate actions with an ex-date.

Special Cash Dividends

A special cash dividend is a cash payment by the issuer of the index security to shareholders that the issuer does not consider to be part of its regular dividend paying cycle. A dividend is considered special in the NDX if the information provided by the vendor or the index exchange indicates that the dividend is special. Other nomenclature for a special dividend may include but not be limited to extra, extraordinary, non-recurring, one-time, unusual, etc.

The start of day price of the index security is adjusted downward for the amount of the special cash dividend with no adjustment to the index shares resulting in a change to the divisor.

Return of Capital

A return of capital is a cash distribution paid from the company’s capital surplus rather than its net income or retained earnings. For the purposes of index calculation, Nasdaq will determine the treatment (regular vs. special) of each return of capital event based on whether the payment fits with the company’s regular pattern of dividend payments, or if the payment appears to be extraordinary in nature.

Liquidation Distributions

A liquidation distribution, sometimes referred to as a “liquidating dividend” is a cash distribution made by an issuer in conjunction with the dissolution of its business. Bankruptcy liquidations rarely result in liquidation payments to equity shareholders. Voluntary liquidations, on the other hand, will generally produce one or more liquidation payment events. For the purposes of index calculation, Nasdaq treats liquidation distributions in the same manner as special dividends.

Stock Split / Stock Dividend / Bonus Issue

A stock split, stock dividend and bonus issue are similar transactions which generally result in no change to the market capitalization of the security. They essentially imply the same event and the only difference is in the way the terms are quoted. A stock split or bonus issue is quoted in terms of shares received to shares held and stock dividends are quoted in percentages. This event increases the index shares of the index security based on an adjustment factor, while simultaneously reducing its per share price by applying a corresponding inverse adjustment factor, such that the weight of the index security remains similar before and after the event resulting in no change or a minimal change to the divisor.

Cash and Stock Dividend

An issuer of a security may pay a cash and stock dividend on the same security on the same date. In this case, the cash dividend is processed in the NDX before the stock dividend unless otherwise indicated.

Optional Dividend

An issuer of a security may permit the shareholder to choose between receiving a dividend in cash or stock. In this case, the adjustment is made to the index security in the manner the dividend is announced.

Reverse Stock Split / Consolidation

A reverse split generally results in no change to the market capitalization of the security. Reverse splits are quoted in terms of shares received to shares held. This event decreases the number of index shares of the index security based on an adjustment factor while simultaneously increasing its per share price by applying a corresponding inverse adjustment factor, such that the weight of the index security remains similar before and after the event resulting in no change or a minimal change to the divisor.

Rights Offering / Issue

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An issuer may offer to existing shareholders the right to participate in a new issuance of shares in proportion to each shareholder’s existing holdings of the security at a set price (the subscription price) during a subscription period. Shareholders are allotted rights in accordance with the ratio set by the company. The rights may trade for a certain period of time during the subscription period, allowing shareholders the opportunity to sell their rights in the market. Failure to subscribe to the rights prior to the end of the subscription period will result in their expiration and the shareholders forfeiture of the opportunity to purchase new shares under the rights issuance.

Renounceable rights offering: The rights issued to an existing shareholder are transferable in the open market and are able to be sold separately from the shares to other investors during the life of the right. Renounceable rights are referred to as “transferable” or “tradable”.

Non-renounceable rights offering: The rights issued to an existing shareholder cannot be traded. Shareholders must either subscribe to the rights or they lapse upon expiration of the subscription period.

Whether the rights offering is renounceable or non-renounceable, if the distribution is of the same index security, the price and index shares are adjusted if the rights have a subscription price on an equivalent per share basis that is less than its last sale price (in-the money) of the index security. The price is adjusted downward for the value of the right.

The index shares are increased to reflect the full exercise of the rights offering. The number of additional index shares is determined by multiplying the number of rights issued per index security by the current number of index shares, then dividing that product by the number of rights required to purchase one new index security. This results in a divisor adjustment.

If the rights have a subscription price on an equivalent per share basis that is greater than the last sale price (out of the money) of the index security on the day before the ex-distribution date, no adjustment will be made to the price or index shares of the index security, even if the offering is underwritten or otherwise guaranteed in some way. If the distribution is not available to all shareholders, then no adjustment is made to either the price or index shares of the index security.

Stock Distribution of Another Security

An issuer may distribute shares of another pre-existing publicly traded company to its own shareholders. These events are often announced as “in specie”, “in kind”, or “spinoff” distributions. Such events generally do not result in the issuance of new shares or the formation of a new corporate entity, and may not fall within the traditional definition of a spinoff. Nevertheless, regardless of the terminology used to announce the event, this distribution will be handled as a “spin-off” as described below.

In cases where the distributed security is already a member of the NDX, its index shares will be increased, on the effective date, to reflect the value of the distribution.

Spin-offs

A spin-off (also known as a de-merger) occurs when the issuer of an equity security (the parent) “spins off” a business it owns into a separate new issuer (the spinco). Shares of the spinco are distributed to the shareholders of the parent, on a pro-rata basis, at a ratio established by the parent. Any spinco which does not meet the traditional definition of a security, or is not expected to be publicly listed, may be disregarded by the NDX. Spinco securities will be added to the NDX as their parent security on the effective date. Index shares of the spinco are calculated by multiplying the index shares of the parent times the spinoff ratio. If the parent security’s listing exchange applies a price adjustment to the parent security, the spinco security will be assigned an initial price consistent with that amount, adjusted according to the spinoff ratio. If no price adjustment is applied to the parent, the spinco will be assigned a price of zero. In any case, including events involving multiple spincos, the total value of the parent and spinco(s) reflected within the NDX at the start-of-day on the effective date will be equal to the value of the parent security at the prior end-of-day. Resulting divisor changes, if any, are not expected to be meaningful. Passive investors should not expect to take any action at the time the spinoff event becomes effective.

Once the spinoff event has been completed, the spinco will be evaluated for continued inclusion in the NDX. By default, the security will remain in the NDX until at least the next scheduled reconstitution, unless there is a specific reason for immediate disqualification. Regardless of the reason(s) for disqualification, a disqualified spinco will be held in the NDX until regular-way trading is established, and removed only after sufficient advanced notice is provided through the normal communication channels.

A disqualified spinco is normally removed at the last sale price of the day prior to the announced removal date. There is no adjustment to the index shares of the parent. This will not result in a divisor adjustment.

Tracking Stocks

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A separate line of stock which is issued for the purpose of “tracking” the financial performance of a particular business line, division or subsidiary of a company is often referred to as a “tracking stock.” The pro-rata distribution of a newly issued tracking stock to existing shareholders of the “parent” company is handled in accordance with the guidelines for spin-offs. A similar distribution of a pre-existing tracking stock is handled as a stock distribution of another security.

Mergers & Acquisitions (M&A)

A merger/acquisition is the combination of two (or more) companies into one larger company, involving an exchange of stock and/or cash payment to the shareholders of the acquired company.

If the issuer of the index security is the company being acquired, the index security is removed the day following the shareholder vote or the expected expiration of the tender offer, provided the acquisition is not contested. In the event the acquisition is contested, the deletion occurs once results have been received that indicate the acquisition will likely be successful. If the approval is by written consent, then the removal occurs as soon as reasonably practical thereafter.

When the acquiring company is an index security, it may incur an increase in its index shares if the acquisition involves an exchange of stock as payment.

Additions / Deletions

The addition or deletion of a security will generally result in a divisor change. Index securities are added or removed from the NDX at their last sale price on the day prior to the effective date of the change.

Halted Securities

If an index security, at the time of its removal from the NDX, is halted from trading on its index exchange and its current last sale price cannot readily be determined, the index security may, at Nasdaq’s discretion, be removed at a price of 0.00000001 (“zero price”). This price is applied to the index security after the close of all the trading markets in the NDX but prior to the time the official closing value of the NDX is disseminated.

Index Share and TSO Changes

A security’s index shares may change as a result of events other than those corporate actions/events noted above. If a change in TSO arising from other corporate events is greater than or equal to 10%, an adjustment to index shares is made as soon as practicable after being sufficiently verified. If the change in TSO is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. The index shares are adjusted by the same percentage amount by which the TSO has changed.

Bankruptcy

In the event that an existing index constituent files for bankruptcy or equivalent protection from creditors, affected securities will be removed from their respective indexes, on a best-efforts basis, as soon as practicable after Nasdaq becomes aware of the filing.

If the index constituent is still available for trading on its primary exchange, it is removed from the NDX at the security’s last trading price. If the security is no longer trading per its primary exchange, the constituent may be removed at an OTC price, if judged reliable. When no sufficiently reliable price exists, the security is removed at a price of zero.

Sanctions

Generally, Nasdaq Indices will approach the treatment of sanctions through the lens of United States, United Kingdom, and/or European Union based investors. Most sanctions can be thought of as being either comprehensive or selective:

Comprehensive sanctions programs are geographically oriented, and often apply broad-based financial restrictions on entire countries. Examples include Cuba, North Korea, Iran, and Syria. Companies in countries targeted by comprehensive sanctions are not eligible for inclusion in the NDX.

Other sanctions programs are more selective, and target specific companies and individuals regardless of their locations. Nasdaq consults multiple sources in order to identify and interpret relevant sanctions on a best-efforts basis.

Because different sanctions programs include a variety of evolving restrictions and requirements, sanctions generally require a case-by-case review. Any resulting index adjustments, if necessary, will be made at the sole discretion of the Nasdaq Index Management Committee.

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Other Adjustments

Nasdaq may make adjustments in circumstances other than those detailed in the index methodology, but not limited to adjustments necessary to ensure NDX and/or market integrity. Nasdaq may exercise discretion or expert judgement (other than that which is purely mechanical and, where relevant, implemented in accordance with the index methodology) when the situation calls for the interpretation of data in calculating and maintaining the NDX, including application of corporate actions. The use of expert judgement is overseen by the index governance process and mandates that the discretion or expert judgement would be exercised (i) in good faith and in a commercially reasonable manner and (ii) in such a manner as to ensure, as far as commercially reasonable, consistency in the approach it adopts with regard to the exercise of such discretion or expert judgement.

Index Governance

All Nasdaq Indexes are managed by the governance committee structure and have transparent governance, oversight, and accountability procedures for the index determination process.

License Agreement with Nasdaq, Inc.

The notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (NASDAQ, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the NDXT to track general stock market performance. The Corporations' only relationship to the Issuer (“Licensee”) is in the licensing of the Nasdaq®, NDX and trademarks or service marks, and certain trade names of the Corporations and the use of the NDX which is determined, composed and calculated by NASDAQ without regard to Licensee or the notes. NASDAQ has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the NDX. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDXT OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDXT OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Historical Performance of the NDXT

The following graph sets forth the historical performance of the NDXT based on the daily historical closing values from January 1, 2020 through December 19, 2025. We obtained the closing values below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of the NDXT should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the NDXT on any coupon observation date, including the final valuation date.

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Description of the SPX

S&P Publishes the SPX

The SPX, which we also refer to in this description as the “index,” was first launched on March 4, 1957 based on an initial value of 10 from 1941-1943, and it is sponsored by S&P. The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P chooses companies for inclusion in the SPX with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. domiciled equity market. Although the SPX contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the SPX prior to July 31, 2017 may be represented by multiple share class lines in the SPX. The SPX is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500 and spglobal.com.

S&P intends for the SPX to provide a performance benchmark for the large-cap U.S. domiciled equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Index Committee. Relevant criteria for additions to the SPX that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $14.6 billion or more and a security level float-adjusted market capitalization of at least 50% of such threshold (for spin-offs, eligibility is determined using when-issued prices, if available); the float-adjusted liquidity ratio of annual dollar value traded divided by the float-adjusted market capitalization) should be greater than or equal to 1.0 at the time of the addition to the S&P 500® Index and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date (current constituents have no minimum requirement), where the annual dollar value traded is calculated as the average closing price multiplied by the historical volume over the 365 calendar days prior to the evaluation date (reduced to the available trading period for IPOs or spinoffs that do not have 365 calendar days of trading history); the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA or Cboe EDGX (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the SPX relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for IPOs, the company must be traded on an eligible exchange for at least twelve months (for former SPACs, S&P considers the de-SPAC transaction to be an event equivalent to an IPO, and 12 months of trading post the de-SPAC event are required before a former SPAC can be considered for inclusion in the S&P 500® Index; spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the SPX). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the SPX provided they meet the unadjusted company level market capitalization eligibility criteria for the SPX. Migrations from the S&P MidCap 400® Index or the S&P SmallCap 600® Index do not need to meet the financial viability, liquidity, or 50% of the SPX’s unadjusted company level minimum market capitalization threshold criteria. Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the SPX, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the SPX, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the SPX at the discretion of the Index Committee if the Index Committee determines that the addition could minimize turnover and enhance the representativeness of the SPX as a market benchmark. Certain types of organizational structures and securities are always excluded, including, but not limited to, business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, special purpose acquisition companies (SPACs), preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (ADRs). Stocks are deleted from the SPX when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining SPX continuity.

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For constituents included in the SPX prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the SPX, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions. It is possible that one listed share class line of a company may be included in the SPX while a second listed share class line of the same company is excluded. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If an SPX constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the SPX at the discretion of the S&P Index Committee.

Calculation of the SPX

The SPX is calculated using a base-weighted aggregative methodology. This discussion describes the “price return” calculation of the SPX. The applicable Terms and Conditions will describe the calculation if the underlier for your securities is not the price return calculation. The value of the SPX on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the SPX times the number of shares of such stock included in the SPX, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the SPX.

The SPX is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the SPX reflects the total market value of all index stocks relative to the index’s base period of 1941-1943.

In addition, the SPX is float-adjusted, meaning that the share counts used in calculating the SPX reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in SPX calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

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Maintenance of the SPX

In order to keep the SPX comparable over time S&P engages in an index maintenance process. The SPX maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the SPX, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the SPX methodology, at least once within any 12 month period, the S&P Index Committee reviews the SPX methodology to ensure the SPX continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the SPX, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the SPX. Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the SPX not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, S&P generally derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the SPX’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.

Accelerated Implementation Rule

1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:

(a)	at least $150 million, and
(b)	at least 5% of the pre-event total shares.

In addition to the materiality threshold, public offerings must satisfy the following conditions:

•	be underwritten.
•	have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
•	have a publicly available confirmation from an official source that the offering has been completed.

For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.

2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced and verified by S&P.

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Exception to the Accelerated Implementation Rule

For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.

All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g., due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.

Announcement Policy

For accelerated implementation, S&P will provide two (2) business days’ notice for all non-U.S. domiciled stocks and U.S. listed depositary receipts, and one (1) business days’ notice for all U.S. domiciled stocks.

IWF Updates

Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.

For accelerated implementation of events of at least US $1 billion, any change in a company’s IWF will include the latest share and ownership information publicly available at the time of the announcement. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00.

IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule.

Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.

Other than the situations described above, please note that IWF changes are only made at the annual IWF review.

Share Updates

For companies with multiple share class lines, the criteria specified under the heading “Accelerated Implementation Rule” above apply to each individual multiple share class line rather than total company shares.

Exceptions:

Any non- fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.

Rebalancing Guidelines – Share/IWF Freeze

A reference date, after the market close five weeks prior to the third Friday in March, June, September, and December, is the cutoff for publicly available information used for quarterly shares outstanding and IWF changes. All shares outstanding and ownership information contained in public filings and/or official sources dated on or before the reference date are included in that quarter’s update. In addition, there is a freeze period on a quarterly basis for any changes that result from the accelerated implementation rules. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e. March, June, September, and December) and ends after the market close on the third Friday of the rebalancing month.

Pro-forma files for float-adjusted market capitalization indices are generally released after the market close on the first Friday, two weeks prior to the rebalancing effective date. Pro-forma files for capped and alternatively weighted indices are generally released after the market close on the second Friday, one week prior to the rebalancing effective date. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 5, the share/IWF freeze period will

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begin after the close of trading on Tuesday, March 9 and will end after the close of trading the following Friday, March 19 (i.e., the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings), and the accelerated implementation rule is suspended. The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period all suspended changes will be announced on the third Friday of the rebalancing month and implemented five business days after the quarterly rebalancing effective date.

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the SPX. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the SPX from changing as a result of the corporate action. This helps ensure that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX.

Spin-Offs

As a general policy, a spin-off security is added to the SPX on the ex-date at a price of zero (with no divisor adjustment) and will remain in the SPX for at least one trading day. The spin-off security will remain in the SPX if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the SPX, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Companies that are spun off from a constituent of the SPX do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for index purposes. At the discretion of the Index Committee, a spin-off company may be retained in the SPX if the Index Committee determines it has a total market capitalization representative of the SPX. If the spin-off company’s estimated market capitalization is below the minimum unadjusted company market capitalization for the SPX but there are other constituent companies in the SPX that have a significantly lower total market capitalization than the spin-off company, the Index Committee may decide to retain the spin-off company in the SPX.

Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment

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Rights offering	All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the SPX, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the SPX.

Recalculation Policy

S&P reserves the right to recalculate and republish the SPX at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action; or (5) incorrect calculation or data entry error. The decision to recalculate the SPX is made at the discretion of the index manager and/or index committee, as further discussed below. The potential market impact or disruption resulting from a recalculation is considered when making any such decision. In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the SPX is recalculated. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the SPX should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the SPX following specified guidelines. In the event that the SPX is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the SPX are calculated by S&P based on the closing price of the individual constituents of the SPX as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Official end-of-day calculations are based on each stock’s primary market closing price. Prices used for the calculation of real time index values are based on the “Consolidated Tape.” The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spglobal.com indicating any changes to the prices used in SPX calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the SPX. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

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(i)	If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.
(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

(i)	If exchanges indicate that trading will not resume for a given day, the SPX level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday SPX values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

License Agreement with S&P

Nomura or one of its affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the notes.

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s. “Standard & Poor’s®,” “S&P 100®,” “S&P 500®” and “S&P®” are trademarks of Standard & Poor’s and have been licensed for use by S&P and its affiliates and sublicensed for certain purposes by us. The SPX is a product of S&P, and has been licensed for use by us.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the SPX to track general market performance. S&P’s only relationship to us is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P. The SPX is determined, composed and calculated by S&P without regard to us or the notes. S&P has no obligation to take the needs of us or the owners of the notes into consideration in determining, composing or calculating the SPX. S&P is not responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within the SPX is not a recommendation by S&P to buy, sell or hold such security, nor is it considered to be investment advice.

S&P DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND US, OTHER THAN THE LICENSORS OF S&P.

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Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing values from January 1, 2020 through December 19, 2025. We obtained the closing values below from Bloomberg L.P. (“Bloomberg”). We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical values of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the SPX on any coupon observation date, including the final valuation date.

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SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus and supersedes it to the extent inconsistent therewith.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, a note should be treated as a contingent income-bearing pre-paid derivative contract with respect to the reference assets. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a note as a contingent income-bearing pre-paid derivative contract with respect to the reference assets. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described herein.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or a Derivative Contract — Certain Notes Treated as Prepaid Derivative Contracts” in the accompanying prospectus for a further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to any contingent coupon) and your tax basis in the note. Any such gain or loss will be long-term capital gain or loss if you have held the note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a note generally will equal your cost of the note. In addition, the tax treatment of the contingent coupons is unclear. Although the tax treatment of the contingent coupons is unclear, we intend to treat any contingent coupon, including on the maturity date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus). Because the U.S. federal income tax treatment (including the applicability of withholding) of the contingent coupons is uncertain,to the extent we have a withholding obligation, we intend to withhold U.S. federal income tax on the entire amount of any contingent coupons at a 30% rate (or at a lower rate under an applicable income tax treaty). Even if we do not have a withholding obligation, another withholding agent in the chain of payments may effectuate withholding to the same extent. Any U.S. federal withholding tax should generally be imposed once. We will not pay any additional amounts in respect of any such withholding.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain

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events affecting the reference assets or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the reference assets or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have agreed to sell to Nomura Securities International, Inc. (the “distribution agent”), and the distribution agent has agreed to purchase from us, the aggregate principal amount of the notes specified on the front cover of this pricing supplement. The distribution agent has agreed to purchase the notes from us at a price of 99.75% of the principal amount. The distribution agent’s commission will be 0.50%. We will pay referral fees of up to 0.50% per $1,000 principal amount in connection with the distribution of the notes to other registered broker-dealers. In no case will the sum of the agent’s commission and referral fees exceed 0.75% of the principal amount. The distribution agent will offer the notes to which this pricing supplement relates to the public at the price to public set forth on the front cover of the final pricing supplement. If all of the notes are not sold at the original issue price, the distribution agent may change the offering price and the other selling terms. Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions.

To the extent the distribution agent resells notes to a broker or dealer less a concession equal to the agent’s commission, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended. If the distribution agent is unable to sell all the notes at the public offering price, the distribution agent proposes to offer the notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, the distribution agent may repurchase and resell the notes in market-making transactions. For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus.

Delivery of the notes will be made against payment for the notes on the original issue date set forth on page PS-2 of this pricing supplement, which is more than one business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

The distribution agent is our affiliate and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. The distribution agent is not permitted to sell notes in this offering to any account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The distribution agent and/or its affiliates have performed, and in the future may provide, investment banking and advisory services for us from time to time for which they have received, and expect to receive, customary fees and commissions. The distribution agent and its affiliates may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of business.

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VALIDITY OF THE NOTES

In the opinion of Mayer Brown LLP, as counsel to the Issuer and the Guarantor, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes pursuant to the Indenture referred to in the prospectus and product prospectus supplement, and issued and paid for as contemplated herein, (i) such notes will be valid, binding and enforceable obligations of the Issuer, and (ii) the related Guarantee will be a valid, binding and enforceable obligation of the Guarantor, in each case entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the laws of the State of Delaware and the federal laws of the United States of America. Insofar as this opinion involves matters governed by Japanese law, Mayer Brown LLP has relied, with the Issuer’s permission, on the opinion of Anderson Mori & Tomotsune, dated as of July 20, 2023, filed as an exhibit to the Registration Statement by the Issuer on July 20, 2023, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Anderson Mori & Tomotsune. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 20, 2023, which has been filed as Exhibit 5.2 to the Issuer’s Registration Statement on Form F-3 dated July 20, 2023.

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